                                      Exhibit 99.1

CONTACTS:
Investor Relations
Cameron Associates
Kevin McGrath
212.245.4577
kevin@cameronassoc.com
or
Richard Moyer
212.554.5466
Richard@cameronassoc.com

PRESSTEK REPORTS FINANCIAL RESULTS FOR THE FIRST QUARTER;
REAFFIRMS EXPECTATION OF POSITIVE ADJUSTED EBITDA FOR 2012

•	Positive Adjusted EBITDA of $0.5 Million
•	Quarterly Operating Expenses Down 28% from Prior Year Quarter
•	Sequential Adjusted EBITDA Improves by $1.4 million
•	drupa 2012 generating increased interest in Presstek’s 75DI digital offset press

Greenwich, CT – May 15, 2012 – Presstek, Inc. (NASDAQ: PRST), a leading supplier of digital offset printing solutions to the printing and communications industries, today reported financial and operating results for the first quarter ended March 31, 2012.  The Company reported total revenue of $27.0 million compared to $31.9 million in the first quarter of 2011.

The Company generated positive adjusted EBITDA of $0.5 million for the quarter, a reduction of $0.3 million from the prior year but an increase of $1.4 million on a sequential quarter basis. The Company had an operating loss of $0.7 million in the first quarter of 2012 versus an operating loss of $1.2 million in the 2011 first quarter, an improvement of $0.5 million. Cost reduction actions undertaken in the latter half of 2011 contributed significantly to this improvement. During the first quarter of 2012, the Company incurred a net loss from continuing operations of $1.2 million, or $0.03 per share, compared to a net loss from continuing operations of $1.5 million, or $0.04 per share, in the first quarter of 2011. (See "Information Regarding Non-GAAP Measures”)

“We are still in the early stages of the recovery as spending remained cautious in the first quarter; however, the number and quality of opportunities in our pipeline has definitely strengthened,” said Stanley E. Freimuth, Presstek’s Chairman, President and Chief Executive Officer. “We continue to make good progress in our drive to reduce operating expenses to improve profitability, and we are pleased to report positive adjusted EBITDA of $0.5 million. Our focus on optimizing our operations is on track, and we are well positioned to leverage our lowered fixed cost base as our sales grow.

“At the drupa 2012 trade show, the highlight of the event for us was the global commercial introduction of the 75DI, our revolutionary B2 format digital offset press, with a number of important capability enhancements. Through the first 11 days of the 14 day show we conducted more than 100 individual customer demonstrations on this press and the early feedback and interest has been very favorable.  We achieved a significant milestone, just prior to drupa 2012, with the announcement of one of our largest 75DI press orders to date to a North American based packaging printer. The packaging industry is a growth segment of the printing market, and we believe this press, due to its unique operating advantages, is an ideal solution for the shorter run lengths and increased versioning which are becoming more prevalent particularly in the folding carton sector of the packaging industry.

“Our growth strategy, which centers on enhancing our product portfolio to meet the requirements of larger commercial printers and the packaging market, expanding our base of recurring revenue from consumables, and leading with innovative products like the 75DI is beginning to gain traction.”

First Quarter 2012 Financial Results
Total revenue in the first quarter was $27.0 million, a decrease of $4.9 million from the first quarter of 2011.

•
Equipment revenue decreased $1.6 million, to $3.5 million, compared with the same prior year period.  Although sales of DI units improved year over year, a higher mix of refurbished units resulted in a reduction in revenues.

•
Consumables revenue totaled $17.6 million compared with $20.7 million for the same prior year period resulting primarily from generally weak economic conditions, particularly in Europe, as well as the gradual erosion of some of our legacy product lines.

•	Service revenue of $6.0 million was essentially flat compared to the year ago quarter.

Gross margin percent was 27.0% compared to 31.2% in the first quarter of 2011.  Lower margins were primarily the result of unfavorable equipment and consumable product mix, higher DI equipment costs resulting from a stronger yen, and unabsorbed manufacturing overhead in our factories resulting from lower overall production.

First quarter operating expenses declined $3.2 million, or 28%, to $8.0 million compared with the prior year period.  The decline in operating expenses was primarily related to reduced payroll and other costs resulting from recent cost reduction initiatives, as well as reduced bad debt and stock compensation expenses. (See “Information Regarding Non-GAAP Measures”)

Debt net of cash, which improved from $11.2 million to $8.8 million on a sequential quarter basis, closed at its lowest level since the fourth quarter of 2010 resulting from a continued emphasis on effectively reviewing and managing working capital.

Information Regarding Non-GAAP Measures
In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, the Company provides non-GAAP financial measures, including operating expenses excluding special charges; adjusted EBITDA; debt net of cash; and other GAAP measures adjusted for certain charges, which the Company believes are useful to help investors better understand its past financial performance and prospects for the future.  A full reconciliation of GAAP to non-GAAP measures is provided in the supplemental financial information provided with this press release.

Conference Call and Webcast Information
Management will discuss Presstek's first quarter 2012 results in a conference call on Tuesday, May 15, 2012 at 10:30 a.m. Eastern Time.  Conference call information is below:

CONFERENCE CALL ACCESS
Domestic Dial In: (866) 804-6929
International Dial In: (857) 350-1675
Passcode: 79247438

Investors can access the call in a “listen only” mode via the Internet at http://www.presstek.com

In addition, for those unable to participate at the time of the call, a rebroadcast will be available following the call from 12:30 PM Eastern Time on Tuesday, May 15, 2012 until 11:59 PM Eastern Time on Tuesday, May 22, 2012.

REBROADCAST ACCESS
Domestic Dial In: (888) 286-8010
International Dial In: (617) 801-6888
Passcode: 59405233

An archived webcast of this conference call also will be available on the "Investor Events Calendar" page of the company's web site.

About Presstek:
Presstek, Inc. is a leading supplier of digital offset printing solutions to the printing and communications industries.  Presstek’s DI® digital offset solutions bridge the gap between toner and conventional offset printing, enabling printers to cost effectively meet increasing customer demand for high quality, short run color printing with a fast turnaround time while providing improved profit margins. The Company’s CTP portfolio ranges from two-page to eight-page systems, many of which are fully automated.  These systems support Presstek’s line of chemistry-free plates as well as Aeon, a no preheat thermal plate which offers run lengths up to one million impressions and PhD 830, a high resolution preheat, thermal CTP plate that offers run lengths of one million and more impressions. Presstek also offers a range of workflow solutions, pressroom supplies, and reliable service. Presstek is well positioned to support print environments of any size on a worldwide basis. Visit www.presstek.com or call +1.603.595.7000 for more information.

DI is a registered trademark of Presstek, Inc.

“Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Certain statements contained in this News Release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding 2012, the prospects for the success of the Company’s recently introduced 75DI® press and the Company’s marketing plans for the press, the ability of the Company to achieve positive adjusted EBITDA and enhanced profitability in the future, and the intention of the Company to file for a transfer of its stock listing to the NASDAQ Capital Market.  Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, but are not limited to: the severity and length of the current economic downturn,  the impact of the economic downturn on the availability of credit for the Company and the Company’s customers, market acceptance of and demand for the Company's products, revenue and adjusted EBITDA levels resulting from the Company’s sales activities, the ability of the Company to achieve sales and performance levels sufficient to achieve positive adjusted EBITDA, the Company's dependence on its partners (both manufacturing and distribution), the Company’s ability to successfully transfer the listing of its Common Stock to the NASDAQ Capital Market, and other risks and uncertainties detailed in the Company's 2011 Annual Report on Form 10-K and the Company's other reports on file with the Securities and Exchange Commission.  The words "looking forward," "looking ahead," "believe(s)," "should," "may," "expect(s)," "anticipate(s)," "project(s)," "likely," "opportunity," expressions of optimism concerning future events or results, and similar expressions, among others, identify forward-looking statements.   Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.  The Company undertakes no obligation to update any forward-looking statements contained in this news release.

PRESSTEK, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per-share data)
(Unaudited)
	Three months ended
	March 31,	April 2,
	2012	2011
Revenue
Equipment	$3,500	$5,118
Consumables	17,564	20,734
Service and parts	5,962	6,028
Total revenue	27,026	31,880

Cost of revenue
Equipment	4,213	5,564
Consumables	10,954	11,229
Service and parts	4,560	5,142
Total cost of revenue	19,727	21,935

Gross profit	7,299	9,945

Operating expenses
Research and development	974	1,075
Sales, marketing and customer support	3,943	5,264
General and administrative	2,827	4,317
Amortization of intangible assets	246	201
Restructuring and other charges	-	315
Total operating expenses	7,990	11,172

Operating loss	(691)	(1,227)
Interest and other expense, net	(496)	(315)

Loss before income taxes	(1,187)	(1,542)
Provision (benefit) for income taxes	37	(2)

Net loss	$(1,224)	$(1,540)

Loss per share - basic and diluted	$(0.03)	$(0.04)

Weighted average shares outstanding - basic and diluted	37,395	37,246

PRESSTEK, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)
	March 31,	December 31,
	2012	2011
ASSETS
Current assets
Cash and cash equivalents	$2,512	$2,539
Cash - restricted	528	512
Accounts receivable, net	14,738	15,904
Inventories	22,828	25,038
Other current assets	1,614	1,345
Total current assets	42,220	45,338

Property, plant and equipment, net	17,977	18,543
Intangible assets, net	4,740	5,001
Other noncurrent assets	870	931

Total assets	$65,807	$69,813

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Line of credit	$11,283	$13,757
Accounts payable	7,753	6,864
Accrued expenses	4,679	5,472
Deferred revenue	3,507	4,473
Total current liabilities	27,222	30,566

Other long-term liabilities	12	31

Total liabilities	27,234	30,597

Stockholders' equity
Preferred stock	-	-
Common stock	374	374
Additional paid-in capital	125,237	124,992
Accumulated other comprehensive loss	(3,048)	(3,384)
Accumulated deficit	(83,990)	(82,766)
Total stockholders' equity	38,573	39,216

Total liabilities and stockholders' equity	$65,807	$69,813

PRESSTEK, INC.
SUPPLEMENTAL FINANCIAL INFORMATION
$ thousands
(Unaudited)

				Incr/(Decr) from
	Q1 2011	Q4 2011	Q1 2012	Q1 2011	Q4 2011
Operating Expenses excluding Special Charges
Total Operating Expenses	11,172	10,536	7,990	(3,182)	(2,546)
less: Restructuring and Other Charges	315	1,134	0	(315)	(1,134)
Operating Expenses excluding Special Charges (a)	10,857	9,402	7,990	(2,867)	(1,412)

Adjusted EBITDA
Net income/(Loss)	(1,540)	(3,774)	(1,224)	316	2,550
Add back:
Interest	261	385	363	102	(22)
Tax charge (benefit)	(2)	(7)	37	39	44
Amortization	201	202	246	45	44
Depreciation	959	976	855	(104)	(121)
Non cash portion of equity comp	626	208	245	(381)	37
Restructuring and other charges	315	1,134	0	(315)	(1,134)
Adjusted EBITDA (a)	820	(876)	522	(298)	1,398

Debt net of cash
Line of credit	11,950	13,757	11,283	(667)	(2,474)
Cash (excludes restricted cash)	3,169	2,539	2,512	(657)	(27)
Debt net of cash (a)	8,781	11,218	8,771	(10)	(2,447)

a.   Operating expenses excluding special charges, Adjusted EBITDA [earnings before interest, taxes, depreciation, amortization and restructuring and other non-recurring charges (credits)], and Debt net of cash are not measures of performance under accounting principles generally accepted in the United States of America ("GAAP") and should not be considered alternatives for, or in isolation from, the financial information prepared and presented in accordance with GAAP.  Presstek's management believes that Adjusted EBITDA and Operating expenses excluding special charges provide meaningful supplemental information regarding Presstek's current financial performance and prospects for the future.  Presstek's management believes that Debt net of cash provides meaningful information on Presstek's debt relative to its cash position.

Presstek believes that both management and investors benefit from referring to these non-GAAP measures in assessing the performance of Presstek's ongoing operations and liquidity, and when planning and forecasting future periods.  These non-GAAP measures also facilitate management's internal comparisons to Presstek's historical operating results and liquidity.  Our presentations of these measures, however, may not be comparable to similarly titled measures used by other companies.  Reconciliations of these measures to GAAP are included in the tables above.